Exhibit k.4

TORTOISE GAS AND OIL CORPORATION

$25,000,000
CREDIT AGREEMENT
Dated as of October 31, 2007

U.S. BANK NATIONAL ASSOCIATION, as Agent

Table of Contents

Section 1 General Definitions	1

1.1 Definitions	1
1.2 Accounting and Other Terms	7
1.3 General Rules	8

Section 2 Credit Facility	8

2.1 Total Credit Facility	8
2.2 Revolving Credit Loans	8
2.3 Swingline Loans	9
2.4 Reduction and Changes of Commitments	10
2.5 Pro Rata Treatment	10

Section 3 Finance Charges, Repayment and Other Terms	10

3.1 Interest Rate	10
3.2 Payments of Principal, Interest and Costs	11
3.3 Voluntary Prepayments	12
3.4 Mandatory Prepayments	12
3.5 Method of Payment	12
3.6 Use of Proceeds	13
3.7 Notice and Manner of Borrowing	13
3.8 Minimum Amount	14
3.9 Capital Adequacy	14
3.10 Application of Payments and Collections	14
3.11 Periodic Statement	14
3.12 Non-Receipt of Funds by Agent	14
3.13 Several Obligations	15
3.14 Benefits of Collateral	15
3.15 Proceeds from Collateral	15
3.16 Balance; Sharing of Payments	15
3.17 Libor Loan Provisions	16

Section 4 Lending Conditions	17

4.1 Credit Documents	17
4.2 Additional Conditions Precedent to Initial Loans	18
4.3 Conditions Precedent to All Loans	19

Section 5 Representations and Warranties	19

5.1 Representations, Warranties and Covenants of the Borrower	19

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Section 6 Covenants	21

6.1 Affirmative Covenants	21
6.2 Negative Covenants	25

Section 7 Events of Default	26

7.1 Events of Default	26
7.2 Obligation to Lend; Acceleration	27
7.3 Remedies	28
7.4 Right of Set-off	29

Section 8 Agency Provisions	29

8.1 Appointment, Powers and Immunities	29
8.2 Reliance by Agent	29
8.3 Defaults	30
8.4 Rights as a Bank	30
8.5 Indemnification	30
8.6 Non-Reliance on Agent and other Banks	30
8.7 Failure to Act	31
8.8 Resignation or Removal of Agent	31
8.9 Designee and Delegatee	31
8.10 Representation of Banks	31
8.11 Obligations Several	31

Section 9 Miscellaneous	32

9.1 Notices	32
9.2 Power of Attorney	32
9.3 Reimbursement of Expenses	32
9.4 Indemnity	33
9.5 Entire Agreement; Modification of Agreement; Sale of Interest	33
9.6 Indulgences Not Waivers	35
9.7 Severability	35
9.8 Successors and Assigns	35
9.9 General Waivers by Borrower	35
9.10 Execution in Counterparts; Facsimile Signatures	36
9.11 Captions	36
9.12 USA Patriot Act Notice	36
9.13 Governing Law; Consent to Forum	36
9.14 Waiver of Jury Trial; Limitation on Damages	36
9.15 Controlling Document	37
9.16 K.S.A. §16-118 Required Notice	38

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Table of Exhibits
Exhibit A – Commitments
Exhibit B – Form of Revolving Credit Note
Exhibit C – Form of Swingline Note
Exhibit D – Form of Borrowing Base Certificate
Exhibit E – Form of Assignment and Assumption

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CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”) is made as of October 31, 2007, by and among TORTOISE GAS AND OIL CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, and each other lender from time to time identified as having a Commitment on Exhibit A hereto or who becomes a party hereto (each a “Bank” and, collectively, the “Banks”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the Banks hereunder (in such capacity, the “Agent”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as lead arranger hereunder (in such capacity, the “Lead Arranger”).
     The parties agree as follows:
Section 1
General Definitions
     1.1 Definitions. When used in this Agreement, the following terms have the following meanings:
     “1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     “Affiliate” means a Person (1) which owns or otherwise has an interest in five percent or more of any equity interest of the Borrower, (2) five percent or more of the equity interests of which the Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of the Borrower or any combination thereof) owns or otherwise has an interest in, or (3) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Borrower. For purposes of subpart (3) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.
     “Agreement” means this Credit Agreement, as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time.
     “Assignment and Assumption” means an assignment and assumption entered into by a Bank and another Person (with the consent of any party whose consent is required pursuant to Section 9.5), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.
     “Banks” shall have the meaning given to such term in the introductory paragraph hereof and shall include the Swingline Lender. The term shall also include any assignee of a Bank under Section 9.5.
     “Borrowing Base Availability” means, at any time, the lesser of: (a) the Borrowing Base less current outstanding balances on the Revolving Credit Loans and Swingline Loans and less current outstanding balances on other “senior securities representing indebtedness” (as such term is used in the 1940 Act), if any or (b) the Revolving Credit Loan Commitments less current outstanding balances on the Revolving Credit Loans and Swingline Loans.
     “Borrowing Base Certificate” means a certificate, in favor of the Agent, signed by an authorized officer of the Borrower, substantially in the form of Exhibit D hereto, or in such other form as the Agent may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine the Borrowing Base at a particular time.
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     “Borrowing Base” means, at any date, 33-1/3% of the amount, after giving effect to any requested Loan on such date, of the total value of the Borrower’s assets, minus all liabilities and indebtedness not represented by “senior securities” (as such term is used in the 1940 Act).
     “Business Day” means any day on which commercial banks are not authorized or required to close in Kansas City, Missouri.
     “Central Time” means the time as in effect in the central time zone in the United States from time to time.
     “Change in Control” shall be deemed to have occurred if (1) any Person or group of Persons acting in concert shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (2) a change shall occur in the Board of Directors of the Borrower such that the individuals who constituted the Board of Directors of the Borrower as of the Closing Date cease for any reason to constitute a majority of the directors of the Borrower then in office.
     “Closing Date” means the date of this Agreement as set forth in the introductory paragraph of this Agreement.
     “Collateral” means all property with respect to which a Lien has been granted to or for the benefit of the Banks pursuant to the Security Agreement or any of the other Credit Documents or which otherwise secures the payment or performance of any Obligation.
     “Commitments” means, as to each Bank, at any date, without duplication, its Revolving Credit Loan Commitment and its Swingline Exposure, all at such date; provided, however, that, in the case of the Swingline Lender (solely in its capacity as the Swingline Lender), its Commitments shall mean its Swingline Loan Commitment.
     “Control Agreement” means the Securities Account Control Agreement or similar control agreement to be executed by the Borrower, the Securities Intermediary and the Agent on or about the Closing Date and by which the Securities Intermediary shall acknowledge that it will comply with entitlement orders originated by the Bank without further consent by the Borrower, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.
     “Credit Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the Control Agreement and any other agreements or documents with the Agent or the Banks existing on or after the Closing Date evidencing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.
     “Daily Reset Libor Rate” means an annual rate of interest equal to the one-month LIBOR rate for Dollars quoted by the Agent from Reuters Screen LIBOR01 Page (or, any successor or substitute thereto selected by the Agent in its sole discretion), which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.
     “Debt” means any of the following: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services; (4) obligations as lessee under capital leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under
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letters of credit or acceptance facilities; (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (8) obligations secured by a Lien, whether or not the obligations have been assumed.
     “Default Rate” has the meaning provided in Section 3.1(b) of this Agreement.
     “Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Dollars” and “$” means lawful money of the United States of America.
     “Environmental Laws” means all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
     “Eurocurrency Reserve Requirement” means, for any Loan for any Interest Period therefor, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the Libor Rate or the Daily Reset Libor Rate for Loans is to be determined, or (2) any category of extension of credit or other assets that include Loans for which the interest rate is determined on the basis of a Libor Rate or a Daily Reset Libor Rate.
     “Event of Default” has the meaning provided in Section 7.1 of this Agreement.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any branch, department or agency thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.
     “Hazardous Substance” means any hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law.
     “Interest Period” means, with respect to any Loan in which interest accrues at a Libor Rate, the period commencing on the date such Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except, that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no
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numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, however, that (a) no Interest Period may extend beyond the Termination Date, and (b) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.
     “Investment Advisor” means any person (other than a bona fide officer, director, trustee, member of an advisory board, or employee of the Borrower, as such) who, pursuant to contract with the Borrower, regularly furnishes advice to the Borrower with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Borrower.
     “Libor Rate” means, for any Interest Period, the rate per annum determined by the Agent to equal the quotient of (1) the London interbank offered rate for Dollars for such Interest Period, as quoted two Business Days immediately preceding the date of the proposed Libor Loan in the “Money Rates” section of The Wall Street Journal or, if not available, by Bloomberg, Telerate or any other financial news services (electronic or otherwise) used by the Agent from time to time in accordance with commercially reasonable industry standards, divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.
     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.
     “Loans” means all Revolving Credit Loans and the Swingline Loans. The term “Loan” may refer to all Revolving Credit Loans or Swingline Loans then outstanding or, as the context so requires, any particular Revolving Credit Loan or Swingline Loan then outstanding under this Agreement.
     “Mandatory Prepayments” shall mean the prepayments of the Loans required by Section 3.5 hereof.
     “Material Adverse Effect” means (1) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of the Borrower, (2) a material impairment of the ability of the Borrower to pay, perform or observe its obligations under the Credit Documents, or (3) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Agent or any Bank under the Credit Documents.
     “Notes” means, collectively, the Revolving Credit Notes and the Swingline Note.
     “Obligations” means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Agent or any Bank of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Credit Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements or other modifications of
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the foregoing from time to time. The term includes, without limitation, all principal, interest, fees, expenses and any other sums chargeable to the Borrower under any of the Credit Documents.
     “Permitted Debt” means any of the following: (1) accrued expenses and trade account payables incurred in the ordinary course of the Borrower’s business; (2) Debt to the Agent and the Banks under this Agreement; (3) interest rate protection agreements; and (4) other Debt approved in advance by the Required Banks in a writing delivered to the Borrower.
     “Permitted Liens” means any of the following: (1) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books; (2) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of the Borrower’s business; (4) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of the Borrower’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books; (5) rights of way, zoning restrictions, easements and similar encumbrances affecting the Borrower’s real property which do not materially interfere with the use of such property; and (6) Liens in favor of the Agent and the Banks.
     “Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower on or after the Closing Date.
     “Prime Rate” means a basis on which the rate of interest is from time to time calculated for loans making reference thereto, and may not be the lowest, best or most favored of the interest rates offered by U.S. Bank National Association.
     “Pro-Rata Share” means, at any date, with respect to a Bank, in each case expressed as a percentage (rounded to 12 decimal places, or such other number of decimal places as the Agent, acting in a commercially reasonable manner, may select from time to time):
(1)	Make Revolving Credit Loans. In the case of a Bank’s obligation to make Revolving Credit Loans, a fraction: (a) the numerator of which is the amount of such Bank’s Revolving Credit Loan Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks’ Revolving Credit Loan Commitments on such date.

(2)	Swingline Exposure. In the case of a Bank’s obligation to reimburse the Swingline Lender for Swingline Loans, a fraction: (a) the numerator of which is the amount of such Bank’s Revolving Credit Loan Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks’ Revolving Credit Loan Commitments on such date.

(3)	Receive Principal or Interest. In the case of a Bank’s right to receive payments of principal and interest with respect to its outstanding Revolving Credit Loans
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(including any such Revolving Credit Loans arising out of Swingline Loans), a fraction: (a) the numerator of which is the aggregate unpaid principal amount of such Bank’s Loans giving rise to such principal or interest payment on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks’ Loans giving rise to such principal or interest payment on such date.

(4)	Receive Shared Fees. In the case of a Bank’s right to receive payments with respect to Shared Fees, a fraction: (a) the numerator of which is the aggregate unpaid principal amount of such Bank’s Revolving Credit Loans on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks’ Revolving Credit Loans on such date.

(5)	Indemnification; Other. In the case of a Bank’s obligations under Section 8.5 hereof, or in any other case not addressed in subparts (1) through (4) above, a fraction: (a) the numerator of which is the amount of such Bank’s Revolving Credit Loan Commitment, and (b) the denominator of which is the aggregate amount of all Banks’ Revolving Credit Loan Commitments (the foregoing fraction shall be calculated without regard to whether such Bank or any other Bank has any commitment to make Revolving Credit Loans on such date).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.
     “Regulatory Change” means any change after the Closing Date in federal, state, local or foreign laws or regulations (including, without limitation, Regulation D, but, subject to the Borrower’s obligations otherwise provided herein, not including a change in the Eurocurrency Reserve Requirement), or the adoption or making after such date of any interpretations, directives or requirements applying to a class of banks including the Agent and/or Banks under any federal, state, local or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Required Banks” shall mean, at any date, one or more Banks having at least 66-2/3% of the Commitments on such date; provided, however, so long as there are three Banks or less under this Agreement with Revolving Credit Loan Commitments, “Required Banks” shall mean one or more Banks having at least 100% of the Commitments on such date.
     “Revolving Credit Loan Commitment” means, as to each Bank, its obligation to make Revolving Credit Loans under Section 2.2 hereof in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Revolving Credit Loan Commitment Amount,” or as such amount may be modified by any assignment made pursuant to this Agreement.
     “Revolving Credit Loans” has the meaning provided in Section 2.2(a) of this Agreement.
     “Revolving Credit Note” has the meaning provided in Section 2.2(b) of this Agreement.
     “Securities Account” means securities account number 19-9232 held at the Securities Intermediary.
     “Securities Intermediary” means U.S. Bank National Association.
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     “Security Agreement” means the Security Agreement to be executed by the Borrower on or about the Closing Date in favor of the Agent and the Banks and by which the Borrower shall grant to the Agent and the Banks, as security for the Obligations, a security interest in all of the Borrower’s presently owned or hereafter acquired assets, including without limitation, all of the Borrower’s investment assets, investment property, and all instruments, accounts and general intangibles, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.
     “Shared Fee” means the Late Fee provided in Section 3.1(c) and the Unused Line Fee provided in Section 3.1(d) of this Agreement .
     “Swingline Exposure” means, at any date, with respect to any Bank, its Pro-Rata Share of the outstanding principal amount of Swingline Loans on such date.
     “Swingline Lender” has the meaning given to such term in the introductory paragraph hereof.
     “Swingline Loan Commitment” means, as to the Swingline Lender, its obligation to make Swingline Loans pursuant to Section 2.3 hereof, in an aggregate principal amount outstanding at any time not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Swingline Loan Commitment Amount.”
     “Swingline Loans” has the meaning provided in Section 2.3(a) of this Agreement.
     “Swingline Note” has the meaning provided in Section 2.3(b) of this Agreement.
     “Termination Date” means October 31, 2008.
     “UCC” means the Uniform Commercial Code as in effect in the State of Kansas from time to time.
     1.2 Accounting and Other Terms.
          (a) General. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars. This Agreement and the other Credit Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Agent shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP;
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provided, however, that, until so amended, (1) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (2) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.3 General Rules. For the purposes of this Agreement, the words “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to a particular section, paragraph or other subdivision. Terms defined in the singular have a corresponding meaning when used in the plural and vice versa. Similarly, verbs defined in one tense have a corresponding meaning when used in another tense.
Section 2
Credit Facility
     2.1 Total Credit Facility. Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make a total credit facility of up to $25,000,000 available to the Borrower upon its request therefor, as provided in this Section 2.
     2.2 Revolving Credit Loans.
          (a) General. Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time on any Business Day during the period from and including the Closing Date to, but excluding, the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (A) the amount of such Bank’s Revolving Credit Loan Commitment at such time, or (B) such Bank’s Pro-Rata Share of the Borrowing Base at such time. In no event shall any Bank be obligated to make a Revolving Credit Loan if any Default or Event of Default exists or would result from the making of such Revolving Credit Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loan facility.
     Notwithstanding anything herein to the contrary, on or after the Closing Date, the Borrower may increase the total amount of this credit facility, as such amount is provided in Section 2.1 above, in an aggregate principal amount of up to $25,000,000 (for a total credit facility in an aggregate amount of up to $50,000,000); provided, however, that each increase shall be in an amount of not less that $5,000,000 and whole multiples of $5,000,000; provided further, that any such increase shall be subject to the arrangement of additional commitments with financial institutions acceptable to the Borrower and the Agent; and in each case (1) no Bank will be required to increase its Revolving Credit Loan Commitment, (2) the Agent shall have no responsibility for arranging any such additional commitments without the Agent’s prior written consent and subject to such conditions, including, but not limited to fee arrangements, as the Agent may provide in connection therewith, (3) there is no continuing Default or Event of Default and (4) the conditions to making a Revolving Credit Loan, as provided in Section 4.3(a) below, are satisfied.
          (b) Revolving Credit Note. The Revolving Credit Loans made by each Bank under its Revolving Credit Loan Commitment shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note of the Borrower in favor of such Bank in substantially the form of Exhibit B hereto (as to such Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, its “Revolving Credit Note”). Each Revolving Credit Note shall be in a principal amount equal to the amount of its Revolving Credit Loan Commitment then in effect and otherwise duly completed. Each Loan made by each Bank under its Revolving Credit
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Loan Commitment, and all payments and prepayments made on account of the principal thereof, shall be recorded by such Bank on its books and records.
     2.3 Swingline Loans.
          (a) General. The Swingline Lender agrees, on and subject to the terms of this Agreement, to make loans (“Swingline Loans”) to the Borrower from time to time on any Business Day during the period from and including the Closing Date but excluding the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the Swingline Loan Commitment at such time; provided, that the aggregate principal balance of all Swingline Loans then outstanding (or which would be outstanding if such Swingline Loan were to be made) at any time plus the aggregate principal balance of all Revolving Credit Loans then outstanding shall not exceed the lesser of (1) the total Commitments of all Banks at such time, or (2) the Borrowing Base. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and re-borrow Swingline Loans.
          If the Borrower does not repay any Swingline Loans in accordance with the terms of this Agreement, the Swingline Note or any of the other Credit Documents, then the Banks shall reimburse the Swingline Lender on demand for the unpaid amount of such Swingline Loans. Such reimbursements shall be made by the Banks in accordance with their respective Pro-Rata Shares and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Agent. Each Bank shall fund its respective Pro-Rata Share of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m., Central Time, on the next succeeding Business Day after such demand is made. No Bank’s obligation to fund its Pro-Rata Share of a Swingline Loan shall be affected by any other Bank’s failure to fund its Pro-Rata Share of a Swingline Loan. Similarly, the Borrower’s obligation to repay Swingline Loans shall not be affected by any Bank’s failure to reimburse the Swingline Lender pursuant to this Section 2.3.
          If any portion of any principal payment made by the Borrower to the Swingline Lender on account of any Swingline Loan shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Banks in accordance with their respective Pro-Rata Shares.
          Each Bank acknowledges and agrees that its obligation to reimburse Swingline Loans in accordance with the terms of this Section 2.3 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default. Further, each Bank agrees and acknowledges that if prior to the reimbursing of any outstanding Swingline Loans pursuant to this Section 2.3, one of the events described in Sections 7(e) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made, purchase, without warranty or recourse, an undivided participating interest in the Swingline Loan to be reimbursed in an amount equal to its Pro-Rata Share of the aggregate amount of such Swingline Loan. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Bank a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).
Credit Agreement — Page 9

          The parties acknowledge that the Swingline Loan facility referred to in this Section 2.3 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.2 above and, accordingly, its use by the Borrower shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrower under such Revolving Credit Loan facility.
          (b) Swingline Note. Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Borrower in favor of the Swingline Lender in substantially the form of Exhibit C hereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Swingline Note”). The Swingline Note shall be in a principal amount equal to the total Swingline Loan Commitment then in effect and otherwise duly completed.
     2.4 Reduction and Changes of Commitments.
          (a) The Borrower shall have the right to terminate in whole or reduce in part the unused portion of the Commitments, upon notice as provided herein; provided, however, that each reduction in the Revolving Credit Loan Commitments is an amount of not less than $1,000,000 and whole multiples of $1,000,000; provided, further, that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Loans shall exceed the Commitments. Any reduction in part of the unused portion of a Bank’s Revolving Credit Loan Commitment shall be made in the proportion that such Bank’s Revolving Credit Loan Commitment bears to the total amount of the Revolving Credit Loan Commitments.
          (b) The Borrower shall give the Agent notice (and the Agent shall promptly notify the Banks in writing) at least three (3) Business Days prior to any such reduction or termination provided in this Section 2.4.
          (c) Commitments once reduced in accordance with Section 2.4(a) may not be reinstated.
     2.5 Pro Rata Treatment. Except as otherwise provided herein:
          (a) each borrowing of Revolving Credit Loans hereunder shall be made from the Banks, and each termination or reduction of the amount of the Revolving Credit Loan Commitments shall be applied to such Commitments of the Banks, in each case in accordance with the Banks’ respective Pro-Rata Shares;
          (b) each payment and prepayment by the Borrower of principal of or interest on the Loans shall be made to the Agent for the account of the Banks in accordance with their respective Pro-Rata Shares, and likewise each payment of any Shared Fee (but not any other fees or amounts payable to the Agent whether pursuant to a separate letter or otherwise) shall be made to the Agent for the benefit of the Banks in accordance with their respective Pro-Rata Shares.
Section 3
Finance Charges, Repayment and Other Terms
     3.1 Interest Rate.
          (a) General.
(1)	Revolving Credit Loans. Interest on each advance of a Revolving Credit Loan hereunder shall accrue at an annual rate equal to, at the Borrower’s
Credit Agreement — Page 10

election, (i) the Libor Rate plus 1.50% or (ii) the Daily Reset Libor Rate plus 1.50%, as the Borrower shall specify, pursuant to Section 3.7(a) below.

(2)	Swingline Loans. Interest on each advance of a Swingline Loan hereunder shall accrue at an annual rate equal to the Daily Reset Libor Rate plus 1.50%.
          (b) Default Rate. Notwithstanding the provisions of subsection 3.1(a) above, upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan shall bear interest at a per annum rate equal to three percent (3%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).
          (c) Late Fee. In addition to interest payable at the Default Rate or any other amounts payable under this Agreement or the other Credit Documents, the Borrower shall pay to the Agent a late fee in an amount equal to five percent (5%) of the amount of each payment due under this Agreement which is not received by any Bank within five (5) days after its due date.
          (d) Unused Line Fee. The Borrower shall pay to the Agent (to be allocated by the Agent to the Banks in accordance with their respective Pro-Rata Shares), on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, an unused line fee (the “Unused Line Fee”) at a rate per annum equal to 0.25% for such preceding fiscal quarter of the difference between (a) the Banks’ total credit facility commitments set forth in Section 2.1 above, and (b) the average outstanding principal balance at the end of each day for such preceding fiscal quarter.
          (e) Computation of Interest. Interest on the outstanding principal balance of all Loans and all other Obligations, if any, under the Credit Documents with respect to which interest accrues pursuant to the terms of this Agreement shall be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed (or if the Agent so elects, on the basis of twelve 30-day months for the actual number of days elapsed).
          (f) Usury. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any Note and charged or collected pursuant to the terms of this Agreement or any other Credit Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. If such a court determines that any amount of interest charged or received hereunder or under the other Credit Documents is in excess of the highest applicable rate, any such excess shall be applied to any other Obligations then due and payable by the Borrower under the Credit Documents, whether principal, interest, fees or otherwise, and the remainder of such excess interest, if any, shall be refunded to the Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.
     3.2 Payments of Principal, Interest and Costs. Except as otherwise provided in this Agreement, the Borrower agrees to pay, to the Agent for the account of each Bank, the Borrower’s obligations under the Credit Documents as follows:
          (a) Revolving Credit Loans.
(1)	Interest. Accrued interest on the outstanding principal balance of the Revolving Credit Loans of such Bank is payable on: (A) in the case of a Revolving Credit Loan that accrues interest at a Libor Rate, the earlier of: (I) the last day of each Interest Period or (II) the date that is three
Credit Agreement — Page 11

months following the first day of the then current Interest Period (beginning November 1, 2007), or (B) in the case of a Revolving Credit Loan that accrues interest at a Daily Reset Libor Rate, on the first day of each month (beginning November 1, 2007), and (C) with respect to all Revolving Credit Loans, the Termination Date.

(2)	Principal. The outstanding principal balance of the Revolving Credit Loans of such Bank is payable on the Termination Date.
(b)	Swingline Loans.
(1)	Interest. Accrued interest on the outstanding principal balance of Swingline Loans is payable on (A) the first day of each month (beginning November 1, 2007), and (B) the Termination Date.

(2)	Principal. The outstanding principal balance of the Swingline Loans is payable on the Termination Date.
(c)	Other Obligations. Costs, fees and expenses and any other Obligations payable by the Borrower pursuant to this Agreement or the other Credit Documents shall be payable as and when provided in this Agreement or the other Credit Documents, as the case may be, or, if no specific provision for payment is made, on demand.
     3.3 Voluntary Prepayments. The Borrower shall have the right, without penalty or premium, to prepay the Loans in whole or in part at any time and from time to time after the Closing Date; provided; however, if the Borrower prepays all or any part of a Loan on any day other than the last day of the then-current Interest Period, the Borrower shall pay to the Agent the amounts due each Bank under such circumstances in accordance with Section 3.17(c) of this Agreement.
     3.4 Mandatory Prepayments.
          (a) Combined Loan to Value. If, at any time, the Borrowing Base Availability is less than zero, the Borrower shall immediately prepay the Loans in an amount equal to the extent to which the Borrowing Base Availability is less than zero. By way of example, if the Borrowing Base Availability is -$100,000, then the Borrower shall immediately prepay the Loans in an amount equal to $100,000.
          (b) Legal Requirement. If at any time the Borrower, the Agent or any Bank, as the case may be, is required by applicable law to prepay or to cause to be prepaid all or any portion of the Loans, the Borrower shall immediately prepay the Loans in an amount sufficient to satisfy such legal requirement. For purposes of the preceding sentence, “applicable law” and “legal requirement” shall include, without limitation, any legal requirement or restriction imposed by virtue of Regulation U of the Board of Governors of the Federal Reserve System or the 1940 Act.
     3.5 Method of Payment.
          (a) Except as otherwise expressly provided herein, the Borrower shall make each payment due under this Agreement, the Notes and the other Credit Documents, in immediately available funds, without notice or demand, and without exercising any right of set-off, deduction or counterclaim, not later than 1:00 p.m., Central Time, on the date when due, in Dollars, to the Agent at such office as the Agent may designate from time to time by giving notice thereof to the Borrower. Payments received after
Credit Agreement — Page 12

1:00 p.m., Central Time, shall be deemed received by the Agent on the next following Business Day, and interest shall accrue on such amount until such next Business Day. Insofar as the Borrower’s obligations are concerned, payment to the Agent shall constitute payment to the Banks.
          (b) The Agent shall remit to each Bank its Pro-Rata Share of all payments of principal and interest under the Loans and any Shared Fee received by the Agent on the Business Day the Agent receives such payments; provided, however, that if any such payment is received by the Agent after 2:00 p.m., Central Time, on such Business Day, then the Agent shall endeavor to remit to each Bank its Pro-Rata Share of such payment on such Business Day but shall be under no duty to do so. If the Agent fails to remit any such payment received after 2:00 p.m., Central Time, on any Business Day, the Agent shall remit to each Bank its Pro-Rata Share of such payment on the next following Business Day.
          (c) All payments from the Agent to a Bank, and all payments from a Bank to the Agent, in each case contemplated by this Agreement, shall be made by electronic funds transfer or by such other means and pursuant to such instructions as the Agent and such Bank may agree from time to time, any such agreement to be confirmed in writing at the request of the Agent or such Bank.
          (d) If the due date of any payment under this Agreement, the Notes or any of the other Credit Documents would otherwise fall on a day which is not a Business Day such payment date shall (unless otherwise expressly provided herein) be extended to the immediately succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
     3.6 Use of Proceeds. The Revolving Credit Loans shall be used solely for purposes of: (1) the Borrower’s acquisition of investment property in the ordinary course of its business; (2) the Borrower’s general working capital and other general corporate needs; and (3) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.
     3.7 Notice and Manner of Borrowing.
          (a) The Borrower shall give the Agent notice (and the Agent shall promptly notify the Banks in writing) of each borrowing hereunder: (i) in the case of a Loan that accrues interest based on a Daily Reset Libor Rate, by noon Central Time of the Business Day such Loan is to be disbursed to the Borrower, and (ii) in the case of a Loan that accrues interest at a rate other than a Daily Reset Libor Rate, at least three (3) Business Days before the Business Day such Loan is to be disbursed to the Borrower, and the Borrower shall specify and provide: (i) the proposed funding date of such Loan, (ii) the amount of such Loan and whether the Loan requested is a Revolving Credit Loan or a Swingline Loan, (iii) if such Loan is to bear interest based on the Libor Rate, the Interest Period requested by the Borrower for such Loan, (iv) the then current total fair market value of the financial assets in the Securities Account and any and all other assets of the Borrower, (v) a Borrowing Base Certificate, substantially in the form of Exhibit D hereto, executed by an authorized officer of the Borrower (A) providing the current Borrowing Base, (B) providing the amount of any and all cash, cash equivalents or unrestricted investments of publicly traded companies that the Borrower then holds in the Securities Account, and (C) stating that the Borrower is in compliance with all applicable leverage regulations of the 1940 Act; and (vi) only in the case of a Revolving Credit Loan, whether such Loan shall accrue interest at a Daily Reset Libor Rate. All notices given under this Section by the Borrower shall be irrevocable and shall be given not later than 11:00 a.m. Central Time on the day which is not less than the number of Business Days specified above for such notice. For purposes of this Section, the Borrower and the Banks agree that the Agent may rely and act upon any request for a Loan from any individual who the Agent, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.
Credit Agreement — Page 13

          (b) Not later than 1:00 p.m., Central Time, on the date specified for each borrowing hereunder, each Bank shall make available to the Agent the amount of the Revolving Credit Loan to be made by it on such date, at such account maintained by the Agent as the Agent shall specify, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, promptly be made available to the Borrower by depositing the same, in immediately available funds, in one or more accounts of the Borrower maintained with the Agent.
     3.8 Minimum Amount. Each borrowing of a Loan that accrues interest at a Daily Reset Libor Rate shall be in an amount of at least $250,000 and a whole multiple of $25,000. Each borrowing of a Loan that accrues interest at a rate other than a Daily Reset Libor Rate shall be in an amount of at least $1,000,000 and a whole multiple of $250,000.
     3.9 Capital Adequacy. If the Agent determines that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Agent or the Banks with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on the Agent’s or any Bank’s capital as a consequence of its obligations hereunder to a level below that which the Agent or the Banks could have achieved but for such adoption, change or compliance (taking into consideration the Agent’s and the Banks’ policies with respect to capital adequacy) by an amount deemed by the Agent (or, the Required Banks) to be material, then from time to time, after submission by the Agent to the Borrower of a written demand therefor, the Borrower shall pay to the Agent such additional amount or amounts as will compensate the Agent for such reduction. A certificate of the Agent claiming entitlement to payment as set forth in this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Agent, and the method by which such amounts were determined. In determining such amount, the Agent may use any reasonable averaging and attribution method.
     3.10 Application of Payments and Collections. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Agent from or on behalf of the Borrower, and the Borrower agrees that the Agent and each affected Bank has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Agent or its agent against the Obligations, in such manner as the Agent and each affected Bank may deem advisable, notwithstanding any entry by the Agent or any Bank upon any of its books and records.
     3.11 Periodic Statement. The Agent may, in its sole discretion, account to the Borrower with a periodic statement of loan balances, charges and payments made or received pursuant to this Agreement, and any such statement rendered by the Agent shall be deemed final, binding and conclusive upon the Borrower unless the Agent is notified by the Borrower in writing to the contrary within 45 days after the date such statement is made available to the Borrower. Any such notice by the Borrower shall only be deemed an objection to those items specifically objected to in such notice.
     3.12 Non-Receipt of Funds by Agent.
          (a) Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 3.7 and the Agent in its sole discretion may, but shall not be obligated to, in reliance on such assumption, make available to the
Credit Agreement — Page 14

Borrower on such date a corresponding amount. If, and to the extent such Bank shall not have so made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Prime Rate. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefore, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.
          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for the three Business Days and thereafter at the Prime Rate.
     3.13 Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.
     3.14 Benefits of Collateral. The Agent shall hold all of the Collateral, along with all payments and proceeds arising therefrom, for the benefit of all Banks as ratable security for the payment of the Obligations. Upon payment in full of the Obligations, the Agent shall release all of the Collateral remaining in the Agent’s possession to the Borrower and shall notify each Bank of such action. The Agent, in its own name or in the name of the Borrower, may enforce any of the Collateral or the security therefor by any mode provided under the Credit Documents or by applicable law, and may collect, receive and receipt for all proceeds receivable on account of ownership of the Collateral.
     3.15 Proceeds from Collateral. To the extent that the Collateral includes notes or other instruments evidencing any monetary obligation to, or interest of the Borrower, the Borrower shall deliver to the Agent letters, executed by the Borrower and approved by counsel for the Agent, notifying the obligors to make payments directly to the Agent, such letters to be held by the Agent and sent to such obligors at its discretion. All payments and proceeds of every kind from the Collateral, when directly received by the Agent (whether from payments on or with respect to the Collateral, from foreclosure and sales to third parties, from sale of Collateral subsequent to a foreclosure at which the Agent or any Bank was the purchaser, or otherwise) shall be held by the Agent as part of the Collateral and, except as otherwise expressly provided hereinafter, shall be applied to the Obligations pursuant to Section 3.7(b) above.
     3.16 Balance; Sharing of Payments.
          (a) If any Bank shall obtain payment of any principal of or interest on any Loan through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Borrower to such Bank than its Pro-Rata Share thereof, it shall
Credit Agreement — Page 15

promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end, all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks (or in interest due thereon, as the case may be) may exercise any and all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation. Nothing in this Agreement shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 3.16 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 3.16 to share in the benefits of any recovery on such secured claim.
          (b) Notwithstanding anything to the contrary in Sections 3.16(a) or (b) above, if any Bank at any time has a separate credit relationship with the Borrower – separate and apart from such Person’s credit relationship with the Borrower under this Agreement and the other Credit Documents – and such Person exercises any right of set-off, banker’s lien or other right or claim with respect to any amounts due such Person by the Borrower under any such separate credit relationship, then all proceeds of such set-off, banker’s lien or other right or claim, as the case may be, shall first be applied against the Borrower’s obligations under this Agreement and the other Credit Documents, before being applied against the Borrower’s obligations under such separate credit relationship.
     3.17 Libor Loan Provisions.
          (a) Market Disruption. Notwithstanding anything herein to the contrary, if, prior to the determination of any Libor Rate or Daily Reset Libor Rate, any Bank determines (in its sole discretion and which determination shall be conclusive) that any condition exists which impairs such Bank’s ability to readily and reliably ascertain the Libor Rate or Daily Reset Libor Rate, as the case may be, for Loans (whether due to disruption in the relevant markets, suspension of quotations, or otherwise), then such Bank shall give the Borrower prompt notice thereof (with a copy to the Agent), and so long as such condition remains in effect, interest shall accrue on the Loans at a rate designated by the Agent which shall be the Agent’s Prime Rate. Such Bank agrees to give notice to the Borrower (with a copy to the Agent) promptly after the circumstances specified in this Section no longer exist.
          (b) Illegality; Regulatory Change. Notwithstanding anything herein to the contrary, if it becomes unlawful for any Bank to honor its obligation to make or maintain Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent), and for the period of such illegality, interest shall accrue on the Loans at a rate designated by the Agent which shall be the Agent’s Prime Rate. Furthermore, if, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of a category of deposits or liabilities which it may hold which includes deposits by reference to which the interest rate on Loans is determined as provided in this Agreement or a category of assets of such Bank which includes Loans for which the interest rate is determined on the basis of a Libor Rate or a Daily Reset Libor Rate, then, if such Bank so elects by notice to the Borrower thereof (with a copy to the Agent), interest shall, for the duration of such Regulatory Change, accrue on the Loans made by such Bank at a rate designated by the Agent which shall be the Agent’s Prime Rate.
Credit Agreement — Page 16

Such Bank agrees to give notice to the Borrower (with a copy to the Agent) promptly after the circumstances specified in this Section no longer exist.
          (c) Breakage Costs; Funding Indemnification. If any payment or prepayment is made or applied in respect of any Loan before the last day of the applicable Interest Period (whether due to voluntary prepayment, acceleration of the Loan, or otherwise), the Borrower shall pay to the Agent, as liquidated damages for the loss of the bargain and/or anticipated resulting damages and not as a penalty, an amount which, when added to the interest otherwise accruing in respect of such Loan, would enable the Banks to realize the rate due on the Loans hereunder on the principal amount of such Loan for the entirety of such Interest Period. Similarly, if the Borrower fails to borrow any Loan on the date for borrowing specified hereunder, the Borrower shall pay to the Agent such amount as shall be sufficient, in the reasonable judgment of the Agent, to compensate it for any loss, cost or expense resulting therefrom.
Section 4
Lending Conditions
     4.1 Credit Documents. Notwithstanding anything herein or in the other Credit Documents to the contrary, the Banks shall not be obligated to make the initial Loans under this Agreement to the Borrower until the Agent shall have received the following documents, duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to the Agent:
(a)	Credit Agreement. This Agreement;

(b)	Notes. The Revolving Credit Notes and the Swingline Note;

(c)	Security Agreement. The Security Agreement;

(d)	UCC Financing Statements. UCC-1 financing statements from the Borrower, as debtor, to the Agent and the Banks, as secured parties, covering the Collateral, from such jurisdictions as the Agent, in its sole discretion, deems necessary or desirable to perfect its security interest in the Collateral;

(e)	Control Agreement. The Control Agreement;

(f)	Loan Disbursement Instructions; Borrowing Base Certificate. Written instructions from the Borrower to the Agent directing the disbursement of proceeds of the initial Loans made pursuant to this Agreement, and an initial Borrowing Base Certificate from the Borrower reflecting that the Borrower has sufficient assets to support Loans in the amount requested by the Borrower on the date of such certificate;

(g)	Form U-1. A Form U-1 for the Borrower whereby, among other things, the Borrower represents and warrants that the proceeds of each Loan may be used to purchase or carry margin stock, the Borrower hereby concurring with the assessment of the market value of any margin stock and other investment property described therein as of the date provided therein;

(h)	Opinion of Borrower’s Counsel. The favorable written opinion to the Agent of Blackwell Sanders LLP, counsel to the Borrower, regarding the Borrower, the Credit Documents, the transactions contemplated by this Agreement and the
Credit Agreement — Page 17

other Credit Documents and such other matters and in such form as the Agent may reasonably require;

(i)	Certificate of Borrower’s Secretary. A certificate executed by the Borrower’s secretary whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of the Borrower’s board resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of the Borrower’s by-laws in effect on the Closing Date, (3) a copy of the Borrower’s articles or certificate of incorporation and all amendments thereto, and (4) a certificate of good standing for the Borrower, dated on or not more than 10 days prior to the Closing Date, from the Secretary of State of the state of incorporation of the Borrower and from the Secretary of State of Kansas; and

(j)	Other Items. Such other agreements, documents and assurances as the Agent may reasonably request in connection with the transactions described in or contemplated by the Credit Documents.
If the Agent, in its sole and absolute discretion, elects to make a Loan notwithstanding the Borrower’s failure to comply with all of the terms of this Section, then the Agent or any Bank shall not be deemed to have waived the Borrower’s compliance therewith, nor to have waived any of the Agent’s or Banks’ other rights under this Agreement; and in any event the Agent, if it so elects, may declare an immediate Event of Default if the Borrower fails to furnish to the Agent on demand any of the Credit Documents described in this Section or otherwise fails to comply with any condition precedent set forth in any Credit Document, in each case irrespective of whether such failure occurs on or after the Closing Date or the making of such Loan.
     4.2 Additional Conditions Precedent to Initial Loans. The obligation of each Bank to make the initial Loans under this Agreement shall also be subject to the satisfaction, in the Agent’s sole judgment, of each of the following conditions precedent:
(a)	Since the date of the most recent financial statements of the Borrower submitted by the Borrower to the Agent immediately prior to the Closing Date, there shall not have occurred any act or event which could reasonably be expected to have a Material Adverse Effect;

(b)	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s reasonable determination, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents; and

(c)	The Borrower shall have paid all legal fees and other closing or like costs and expenses of the Agent and the Banks which the Borrower is obligated to pay hereunder.
Credit Agreement — Page 18

     4.3 Conditions Precedent to All Loans. The obligation of each Bank to make each Loan under this Agreement (including, without limitation, the initial Loan) shall be subject to the further conditions precedent that, on the date of each such Loan:
(a)	The following statements shall be true: (1) the representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are correct on and as of the date of such Loan as though made on and as of such date, and (2) there exists no Default or Event of Default as of such date, nor would any Default or Event of Default result from the making of the Loan requested by the Borrower;

(b)	The Borrower shall have signed and sent to the Agent a request for borrowing, setting forth in writing the amount of the Loan requested and the other information required pursuant to Section 3.7 of this Agreement;

(c)	The Borrower shall have furnished to the Agent a completed Borrowing Base Certificate, signed by the Borrower, and dated not more than one day prior to the date of the Borrower’s request for such Loan; and

(d)	The Agent shall have received such other approvals, opinions or documents as it may reasonably request.
The Borrower agrees that the making of a request by the Borrower for a Revolving Credit Loan or Swingline Loan, whether in writing, by telephone or otherwise, shall constitute a certification by the Borrower that all representations and warranties of the Borrower in the Credit Documents are true as of the date thereof and that all required conditions to the making of the Revolving Credit Loan and/or Swingline Loan have been met.
Section 5
Representations and Warranties
     5.1 Representations, Warranties and Covenants of the Borrower. The Borrower represents, and warrants to the Agent and the Banks as follows:
          (a) Organization and Existence. The Borrower (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as reflected in the introductory paragraph of this Agreement, (2) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation, and (3) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization by the Borrower. The execution, delivery and performance by the Borrower of the Credit Documents (1) are within the Borrower’s corporate powers, (2) have been duly authorized by all necessary corporate or similar action, (3) do not contravene the Borrower’s articles or certificate of incorporation or by-laws, or any law or contractual restriction binding on or affecting the Borrower or its properties, and (4) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Borrower’s existing or future assets.
          (c) Approval of Governmental Bodies. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due
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execution, delivery and performance by the Borrower of the Credit Documents or the exercise by the Bank of its rights thereunder, including, without limitation, the sale or other disposition of any of the Collateral to any Person.
          (d) Default or Event of Default. No Default or Event of Default has occurred or is occurring.
          (e) Disclosure. Neither this Agreement, nor any of the other Credit Documents, nor any certificate or statement furnished to the Agent or any Bank in connection herewith or otherwise, at the time it was executed, delivered and/or furnished, contained any untrue statement of material fact, or omitted to state a material fact which was necessary in order to make the statements contained herein or therein not materially misleading. There is no fact known to the Borrower which is expected to result in a Material Adverse Effect.
          (f) Enforceability of Obligations. The Credit Documents are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.
          (g) Financial Statements. All financial statements of the Borrower which have been furnished to the Agent and/or the Banks fairly present the financial condition of the Borrower, as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments. There has been no material adverse change in the financial condition or results from operations of the Borrower since the dates of the most recent financial statements of the Borrower submitted to the Agent and/or the Banks.
          (h) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or any of its properties before any court, governmental agency or arbitrator which, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect.
          (i) Existing Debt. The Borrower has no Debt other than Permitted Debt.
          (j) Taxes. The Borrower has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by the Borrower except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.
          (k) Stock and Records. All outstanding capital stock of the Borrower was and is properly issued, and all books and records of the Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and complete in all material respects. The Borrower is not obligated on or after the Closing Date to redeem or otherwise acquire, or pay any dividends or make any other distributions in respect of, any of its stock.
          (l) Contracts. The Borrower is not in default under or has not otherwise violated the terms of any contract or other agreement to which such Person is a party or by which such Person is bound, except for any such default the consequences of which would not have a Material Adverse Effect.
          (m) Hazardous Materials. The Borrower has complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except
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where such failure to comply could not reasonably be expected to have a Material Adverse Effect. There are no outstanding or threatened citations, notices or orders of non-compliance issued to the Borrower or relating to its facilities, leaseholds, assets or other property. The Borrower has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.
          (n) Negative Pledges. The Borrower is not a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon any of the Collateral.
          (o) Title to Property; Liens. The Borrower has good and marketable title to all assets and other property purported to be owned by it, and the Banks have a perfected first priority Lien therein subject to no other Liens except for Permitted Liens.
          (p) Insolvency. After the execution and delivery of the Credit Documents and the disbursement of the Loans hereunder, the Borrower will not be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.
          (q) Survival of Representations. All representations and warranties made in this Section 5 shall survive the execution and delivery of the Credit Documents and the making of the Loans.
Section 6
Covenants
     6.1 Affirmative Covenants. So long as any Obligation remains unpaid or the Banks have any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Agent and the Banks as follows:
          (a) Compliance with Laws. The Borrower shall comply with all applicable laws, rules, regulations and orders affecting the Borrower or its properties, including, without limitation, all ERISA and all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall remain in material compliance, at all times, with the 1940 Act, including but not limited to, all leverage regulations specified in the 1940 Act.
          (b) Reporting Requirements. The Borrower shall furnish to the Agent:
(1)	Quarterly Statements. As soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower, an internally prepared balance sheet of the Borrower as of the end of such quarter and internally prepared income statements as of the end of such quarter for such quarter and for the fiscal year-to-date, each certified to the Agent by the Borrower’s chief financial officer as to fairness of presentation and conformity with GAAP;

(2)	Audited Year-End Statements. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, final audited financial statements (as described above but including a statement of changes in financial position) as of the end of such fiscal
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year of the Borrower reported on by and accompanied by the unqualified opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Agent, and a copy of any management, operation or other letter or correspondence from such accountant to the Borrower in connection therewith;

(3)	Borrowing Base Certificate. So long as any Loan remains unpaid, and on the first Business Day of each calendar month, a Borrowing Base Certificate;

(4)	Independent Valuation. So long as any Loan remains unpaid, and at least once each calendar year, a validation of the valuation of all of the securities in respect of the Borrower’s business, in which a market quotation of such securities is not readily available based on fair market value; provided, however, that in the event a validation of a valuation of any such security occurs more frequently than annually, the Borrower shall provide such validation to the Agent; provided further, the Agent may request, more frequently than annually, and is entitled to validations of valuations of any such securities if any event occurs that could reasonably be expected to have a Material Adverse Effect. Such valuations and validations shall be at the Borrower’s sole cost and provided in writing by an independent third party, as reasonably acceptable to the Agent; and

(5)	Other. Such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may reasonably request from time to time.
All financial statements described in clauses (1) and (2) above shall be prepared in accordance with GAAP on a basis applied consistently with the financial statements of the Borrower delivered to the Agent for the period ending most immediately prior to the Closing Date, except that unaudited financial statements shall be subject to normal year-end audit adjustments and need not contain footnotes.
          (c) Preservation of Business and Corporate Existence. The Borrower shall: (1) carry on and conduct its principal business substantially as it is now being conducted; (2) maintain in good standing its existence and its right to transact business in those states in which it is now or may after the Closing Date be doing business; and (3) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.
          (d) Insurance. The Borrower shall keep insured at all times with financially sound and reputable insurers which are reasonably satisfactory to the Agent (1) all of the Borrower’s property of an insurable nature, including, without limitation, all real estate, equipment, fixtures and inventories, against fire and other casualties in such a manner and to the extent that like properties are usually insured by others owning properties of a similar character in a similar locality or as otherwise required by the Agent, with the proceeds of such casualty insurance payable solely to the Agent, and (2) against liability on account of damage to persons or property (including product liability insurance and all insurance required under all applicable worker’s compensation laws) caused by the Borrower or its officers, directors, employees, agents or contractors in such a manner and to the extent that like risks are usually insured by others conducting similar businesses in the places where the Borrower conducts its business or
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as otherwise required by the Agent, with the Agent being named as an additional insured under such liability policies. The Borrower shall cause the insurers under all of its insurance policies to provide the Agent at least 30 days prior written notice of the termination of any such policy before such termination shall be effective and to agree to such other matters in respect of any such casualty insurance as provided in the Agent’s loss payee endorsement provided to the Borrower. In addition, the Borrower will, upon request of the Agent at any time, furnish a written summary of the amount and type of insurance carried, the names of the insurers and the policy numbers, and deliver to the Agent certificates with respect thereto.
          (e) Payment of Taxes. The Borrower shall pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to the Agent’s satisfaction.
          (f) Employee Plans. The Borrower shall: (1) notify the Agent promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of the Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Agent’s prior written approval of such establishment; (2) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (3) promptly after the filing thereof, furnish to the Agent a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (4) notify the Agent promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (5) notify the Agent prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by the Borrower; and (6) promptly furnish such additional information concerning any Plan as the Agent, it its sole discretion, may from time to time request.
          (g) Notice of Default. The Borrower shall give prompt written notice to the Agent of the occurrence of any Default or Event of Default under any of the Credit Documents. Similarly, the Borrower shall give prompt written notice to the Agent of any failure to pay, perform or observe or any other default by the Borrower under any other existing or future agreement by which the Borrower is bound if such default could reasonably be expected to have a Material Adverse Effect.
          (h) Books and Records; Inspection; Audits. The Borrower shall: (1)  maintain complete and accurate books and financial records in accordance with GAAP (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); (2) during normal working hours permit the Agent, the Banks and Persons designated by the Agent and the Banks to visit and inspect its properties and to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts receivable), and to discuss its affairs, finances and accounts receivable and operations with its directors, officers, employees and agents
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and its independent public accountants; and (3) permit the Agent, the Banks and Persons designated by the Agent and the Banks to perform reviews of such books and financial records when and as requested by the Agent or any Bank.
          (i) Agent May Perform Obligations; Further Assurances. After and during the continuation of an Event of Default, the Borrower shall permit the Agent, if the Agent so elects in its sole discretion, to pay or perform any of the Borrower’s Obligations hereunder or under the other Credit Documents and to reimburse the Agent, on demand, or, if the Agent so elects, by the Agent making a Revolving Credit Loan on the Borrower’s behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Agent in connection therewith and all reasonable costs and expenses incurred by or on behalf of the Agent in connection therewith. The Borrower agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Agent may reasonably request from time to time to create, perfect, continue or otherwise assure the Bank with respect to any Lien created or purported to be created by any of the Credit Documents or to otherwise create, evidence or assure the Agent’s or any Bank’s rights and remedies under, or as contemplated by, the Credit Documents or at law or in equity.
          (j) Securities Account. The Borrower shall deliver to the Agent, promptly after its receipt thereof, a copy of the monthly account statement for the Securities Account. The Borrower further agrees that the Agent shall have the right, should it so elect, to monitor the Securities Account from time to time on a “real time” or other electronic basis, and to that end the Borrower hereby irrevocably authorizes and instructs the Securities Intermediary to take such steps as may be necessary to allow the Agent to so monitor the Securities Account. The foregoing right to monitor the Securities Account shall give the Agent the right to monitor all aspects of the Securities Account, including, without limitation, the right to monitor all financial assets held therein and all trading activity relating thereto. The Borrower agrees to indemnify and hold the Securities Intermediary harmless from and against any losses, damages or expenses the Securities Intermediary may incur as a result of the Securities Intermediary permitting the Agent to monitor the Securities Account as provided in this Section, except for any such losses, damages or expenses that arise out of the Securities Intermediary’s gross negligence or willful misconduct. The Securities Intermediary shall be a third-party beneficiary of this Section.
          (k) Daily Securities Account Information. In the event that the Agent is not the custodian of the Securities Account and the financial assets held therein, the Borrower shall before the end of each Business Day directly provide the Agent such information as the Agent may request to allow monitoring of the Securities Account, including the financial assets held therein and all trading activity relating thereto, on a daily basis. The Agent shall have the right, should it so elect, to monitor the Securities Account from time to time on a “real time” or other electronic basis, and to that end, Borrower, if so requested by the Agent, will take appropriate action to authorize and instruct the custodian of the Securities Account to take such steps as necessary to allow the Agent to so monitor the Securities Account, not less frequently than at the end of each Business Day.
          (l) Litigation. The Borrower shall promptly give to the Agent and the Banks, notice of:
(1)	any pending or threatened action or proceeding affecting the Borrower or any of its properties before any court, governmental agency or arbitrator which, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect.

(2)	(i) the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or
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delaying, any action on the part of the Borrower, or (ii) the institution of any litigation or similar proceedings seeking any such injunction, order or other restraint which, in the case of subpart (i) hereof, would have, and in the case of subpart (ii) hereof, would reasonably be expected to have if the outcome were adverse, a Material Adverse Effect.
          (m) Liquidity. The Borrower, at all times, shall cause not less than $12,500,000 in cash, cash equivalents or unrestricted investments of publicly traded companies to be held in the Securities Account.
     6.2 Negative Covenants. So long as any Obligation remains unpaid or the Banks have any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Agent and the Banks as follows:
          (a) Liens. The Borrower shall not create or suffer to exist any Lien on or with respect to any of its properties, whether the Borrower owns or has an interest in such property on the Closing Date or at any time thereafter, except for Permitted Liens. If, notwithstanding the foregoing, the Borrower at any time creates or suffers to exist any Lien (other than a Permitted Lien) on any Property, including, if applicable, any proceeds thereof (such Property and, if applicable, such proceeds being collectively referred to herein as “Encumbered Property”), to secure any Debt (including, without limitation, any Debt evidenced by any of the Senior Notes), the Borrower shall be deemed to have granted to the Agent and the Banks at such time, without further action on any Person’s part, a security interest in the Encumbered Property as security for all existing and future obligations of the Borrower to the Agent and the Banks under the Credit Documents. In such event and insofar as the Encumbered Property consists of the Securities Account or any financial assets held therein: (1) the Agent and the Securities Intermediary shall be authorized – without notice to, the consent of or other action by the Borrower – to take such action as the Agent deems necessary or advisable to perfect or otherwise assure the Agent with respect to such security interest (including, without limitation, to provide the Agent control of the Encumbered Property held in the Securities Account, as the term “control” is defined in §8-106(d)(2) of the Uniform Commercial Code as in effect in any jurisdiction); and (2) if so requested by the Agent, the Borrower, at its expense, shall cause the holder of any such Lien granted to a Person other than the Agent or the Banks to take such action as the Agent reasonably deems necessary or advisable to cause the priority of such Lien to rank on a pari passu basis with the Agent’s and the Banks’ Liens.
          (b) Debt. The Borrower shall not create or suffer to exist any Debt except for Permitted Debt. The Borrower shall not prepay any Debt; provided, however, the Borrower shall be permitted to prepay any Loans and/or Obligations under this Agreement.
          (c) Structure; Disposition of Assets. The Borrower shall not merge or consolidate with or otherwise acquire, or be acquired by, any other Person; provided, however, that the foregoing prohibition on acquisitions by the Borrower shall not prohibit the Borrower from acquiring investment property in the ordinary course of its business provided such investment property is promptly credited to the Securities Account. The Borrower shall not sell, lease or otherwise transfer any property, except for the disposition of obsolete equipment, the sale or other disposition of investment property in the ordinary course of the Borrower’s business, and as otherwise permitted under the Security Agreement and the Control Agreement with respect to the Collateral.
          (d) Subsidiaries; New Business. The Borrower shall not (a) change its corporate structure or create any subsidiary, (b) render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date or (c) liquidate, wind-up or dissolve itself.
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          (e) Conflicting Agreements. The Borrower shall not enter into any agreement any term or condition of which conflicts with any provision of this Agreement or the other Credit Documents.
          (f) Changes in Accounting Principles; Fiscal Year. The Borrower shall not make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor shall the Borrower, without first obtaining the Agent’s written consent, change its fiscal year.
          (g) Dividends and Distributions. So long as a Default or an Event of Default is occurring, the Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or otherwise, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.
          (h) Investments and Joint Ventures. The Borrower shall not make or permit to remain outstanding any investment in any Person or enter into any joint venture; provided, however, Borrower shall not be prohibited from making or permitting to remain outstanding any investment in the ordinary course of its business; and provided further, Borrower may purchase interest rate protection in a form acceptable to the Agent and the Banks.
          (i) Transactions With Affiliates. Other than the advisor relationship existing on the Closing Date with Tortoise Capital Advisors, LLC, the Borrower shall not enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms substantially as favorable to the Borrower as those which would be obtained in a comparable arms-length transaction with a non-Affiliate.
          (j) Amount Invested in Single MLP. The Borrower shall not make any investment in any single master limited partnership or other single issuer if, immediately after giving effect to such investment, the aggregate fair market value of all investments in such issuer would exceed 33-1/3% of the Borrower’s total assets at such time.
Section 7
Events of Default
     7.1 Events of Default. Each of the following events shall constitute an Event of Default hereunder:
(a)	General. The Borrower fails to pay, perform or observe any Obligation or any other term, covenant or other provision in any Credit Document in accordance with the terms thereof and, if such default is curable, the Borrower fails to cure such default within five days after written notice from the Agent specifying in reasonable detail the nature of such default is received by the Borrower; or

(b)	Other Bank Default. Any “Event of Default” (as such term is defined in any other Credit Document to which the Borrower is a party) occurs; or

(c)	Misrepresentation. Any representation or warranty made or furnished by the Borrower in connection with this Agreement or the other Credit Documents proves to be incorrect, incomplete or misleading in any material respect when
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made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and the Borrower fails to give the Agent prompt written notice thereof; or

(d)	Cross-Default. The Borrower fails to pay any Debt (other than any monetary Obligation due the Agent or any Bank under the Credit Documents, as contemplated by Subsection (a) above) or to perform or observe any other obligation or term in respect of such Debt, and, as a result of any such failure, the holder of such Debt accelerates or is entitled to accelerate the maturity thereof or requires or is entitled to require the Borrower or some other Person to purchase or otherwise acquire such Debt; or

(e)	Insolvency. The Borrower ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against the Borrower under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against the Borrower, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or the Borrower makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(f)	Contest Credit Documents. The Borrower challenges or contests in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality or enforceability of the Obligations or the validity, perfection or priority of any Lien granted or purported to be granted to the Agent and/or the Banks; or

(g)	Judgments. One or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate during any 12-month period is rendered against the Borrower; or

(h)	Lien. The Agent shall cease to have a duly perfected first priority security interest in the Collateral subject to no Liens except for Permitted Liens.

(i)	Change in Control. Any Change in Control occurs; or

(j)	Material Adverse Change. Any material adverse change occurs in the financial condition or economic prospects of the Borrower or any other act or event occurs which reasonably could be expected to have a Material Adverse Effect.

(k)	Investment Advisor. The Borrower changes the Investment Advisor, and such new Investment Advisor is not acceptable to the Required Banks; provided, however, changing the Investment Advisor shall not be deemed an Event of Default, if doing so violates the 1940 Act.
     7.2 Obligation to Lend; Acceleration. After the occurrence and during the continuation of any Default, the Agent may (and, upon the request of the Required Banks, the Agent shall) declare the obligation of the Agent and/or any Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same shall forthwith terminate. After the occurrence and during the continuation of any Event of Default, the Agent may (and, upon the request of the Required Banks, the
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Agent shall) declare the Notes, all interest thereon, and all other obligations of the Borrower to the Agent and/or any Bank under the Credit Documents to be forthwith due and payable, whereupon the Notes, all such interest thereon and all such other obligations shall become and be forthwith due and payable, without presentment, protest or further notice or demand of any kind, all of which are waived by the Borrower. If, notwithstanding the foregoing, after the occurrence and during the continuation of any Default or Event of Default, as the case may be, the Agent elects (any such election to be in the Agent’s sole and absolute discretion) to make one or more advances under this Agreement or to not accelerate all or any of the Borrower’s obligations, any such election shall not preclude the Agent from electing thereafter (in its sole and absolute discretion) to not make advances or to accelerate all or any of the Borrower’s obligations, as the case may be.
     7.3 Remedies. Upon or after the occurrence and during the continuation of any Event of Default, the Agent has and may (and, upon request of the Required Banks, the Agent shall) exercise from time to time the following rights and remedies:
          (a) All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Agent may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and all of which shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.
          (b) The right to take immediate possession of the Collateral, and (1) to require the Borrower to assemble the Collateral, at the Borrower’s expense, and make it available to the Agent at a place designated by the Agent which is reasonably convenient to both parties, and (2) to enter upon and use any premises in which the Borrower has an ownership, leasehold or other interest, or wherever any of the Collateral shall be located, and to store, remove, abandon, sell, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Agent to the Borrower or any other Person for the use of such premises or such Collateral.
          (c) The right to sell or otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Agent, in its sole discretion, may deem advisable. The Borrower agrees that not less than 10 days prior written notice to the Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as the Agent may designate in such notice. The Agent has the right to conduct such sales on the Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. The Agent has the right to sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and the Agent may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.
          (d) The proceeds realized from the sale of any Collateral may be applied, after the Agent is in receipt of good funds, as follows: (i) first, to the Agent for all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred by the Agent for collection, removal, storage, processing, protection, insurance, demonstration, sale or delivery of the Collateral, and for any other Obligations constituting costs or expenses; (ii) second, to any fees or expenses due the Agent under the Credit Documents; (iii) third, to the Agent for payment to the account for each Bank, in accordance with each Bank’s Pro-Rata Share, for interest due upon any of the Obligations; (iv) fourth, to the Agent for payment to the account for each Bank, in accordance with each Bank’s Pro-Rata Share, of the amounts due for the principal of the Obligations; (v) fifth, to the Agent for payment to the account of each Bank, in accordance with each Bank’s Pro-Rata Share, for any
Credit Agreement — Page 28

Obligations not included in (i) through (iv) above; and (vi) sixth, and finally, to any other party, to the extent it is lawfully entitled to any remaining proceeds. If any deficiency shall arise, the Borrower shall remain liable to the Agent and the Banks therefor. Any surplus remaining after payment in full of the Obligations may be returned to the Borrower or to whomever may be legally entitled thereto.
     7.4 Right of Set-off. Upon or after the occurrence and during the continuation of any Event of Default, the Agent is authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Bank to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not the Agent or any Bank has made any demand under this Agreement or the other Credit Documents and although such Obligations may be unmatured. The rights of the Agent and the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent or any Bank may have.
Section 8
Agency Provisions
     8.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Credit Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 9.8 hereof shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement or in any of the Credit Documents, and shall not by reason of this Agreement be a trustee or fiduciary for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any of the other documents in any certificate or any of the other Credit Documents or received by an of them under, this Agreement or any of the other Credit Documents, for the value, validity, effectiveness, enforceability or sufficiency of this Agreement, any Note or any of the other Credit Documents or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder, or for the satisfaction of any condition precedent specified in Section 4 hereof; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any of the other Credit Documents, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent shall be conclusively entitled to assume that the conditions precedent set forth in Section 4 hereof have been satisfied unless the Agent has received written notice from a Bank referring to the relevant Section and stating that the relevant condition has not been satisfied or unless the certificate furnished by the Borrower pursuant thereto so indicates. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.
     8.2 Reliance by Agent. The Agent shall be entitled to rely on any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and on advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any of the Credit Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder (as the case may be) in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the
Credit Agreement — Page 29

Banks. If the Agent shall seek the consent or approval of the Required Banks to the taking or refraining from taking of any action hereunder or under any of the Credit Documents, the Agent shall give notice thereof to each Bank and as soon as practicable notify each Bank at any time that the Required Banks have instructed the Agent to act or refrain from acting hereunder or thereunder (as the case may be).
     8.3 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on Loans) unless the Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Agent shall take such action with respect to such Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default as it shall deem advisable in the best interest of the Banks.
     8.4 Rights as a Bank. With respect to its Commitment and the Loans made by it, U.S. Bank National Association (and any successor acting as Agent), in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent, its permitted successors and its Affiliates may, without having to account therefor to any Bank, accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its Affiliates as if it were not acting as the Agent, and the Agent and its Affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Banks, except for any fees stated herein to be for the account of any of the Banks.
     8.5 Indemnification. Each Bank severally, to the extent of its Pro-Rata Share, indemnifies the Agent (to the extent the Agent is not reimbursed by the Borrower) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it and/or any of its shareholders, directors, officers, employees, agents, attorneys, contractors or other representatives in any way relating to or arising out of this Agreement, any of the other Credit Documents, any of the transactions contemplated hereby (including, without limitation, the costs, expenses and other amounts which the Borrower is obligated to pay under Section 9.3 hereof), any action or omission taken by the Agent or any of the other indemnified parties referred to above, and/or the enforcement of any of the terms of this Agreement or any of the other Credit Documents; provided; however, that no Bank shall be liable for any portion of any of the foregoing resulting from the gross negligence or willful misconduct of the Agent or any of the other indemnified parties referred to above.
     8.6 Non-Reliance on Agent and other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its own decision to enter into this Agreement and that it will, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Credit Document or in respect of the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial
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condition or business of the Borrower (or Affiliates) which may come into its possession or into the possession of any of its Affiliates.
     8.7 Failure to Act. Except for action expressly required of the Agent hereunder or under any of the Credit Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder (as the case may be) unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     8.8 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower, and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent with the consent of Borrower. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent with the consent of Borrower. Upon the acceptance or any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 8.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.
     8.9 Designee and Delegatee. The Banks understand and agree that the Agent (with permission of the Required Banks) may contract with a third party (the “Collateral Designee”) to perform substantially all or any of the ministerial functions pertaining to the possession, perfection, enforcement and collection of the Collateral, and Agent shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.
     8.10 Representation of Banks. The Banks severally represent that they will be taking the Notes issued hereunder for their own respective accounts to evidence loans made in the ordinary course of their commercial banking business, and not with a view of distribution of such Notes; provided, however, that nothing contained in this Section 8.10 shall create any rights or remedies in favor of the Borrower or anyone else against any Bank so long as such Bank acts in good faith upon the advice of its counsel with respect to compliance with applicable laws; provided further, that the assets of each Bank must be and shall always remain within the control of each Bank.
     8.11 Obligations Several. Unless otherwise expressly provided for herein, the obligation of each Bank hereunder is several, and neither the Agent nor any Bank shall be responsible for the obligations of any other Bank hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve any other Bank from the performance of its respective obligations hereunder. Nothing contained in this Agreement or any of the other Credit Documents, and no action taken by the Banks pursuant hereto or thereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity or otherwise (except as expressly provided for herein) give rise to joint or vicarious liability between the Banks.
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Section 9
Miscellaneous
     9.1 Notices. All notices and other communications provided for herein (including, without limitation, any waivers or consents under this Agreement) shall be given or made by telex, telecopy, cable or otherwise in writing (each communication given by any of such means to be deemed to be “in writing” for purposes of this Agreement) and telexed, telecopied, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or fax, delivered to the cable office or personally delivered or, in the case of a mailed notice, upon deposit with the United States Postal Service, certified mail, return receipt requested, with postage prepaid, in each case given or addressed as aforesaid.
     9.2 Power of Attorney. The Borrower irrevocably designates, makes, constitutes and appoints the Agent, and all Persons designated by the Agent, as the Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until the Obligations have been indefeasibly paid in full and no Bank has any duty to extend credit to or for the benefit of the Borrower), and the Agent, and any Persons designated by the Agent, may, at any time except as otherwise provided below, and without notice to or the consent of the Borrower and in either the Borrower’s or the Agent’s name, but at the cost and expense of the Borrower, (1) pay and perform any Obligation to be paid or performed under any of the Credit Documents, (2) endorse the Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Agent or any Bank or under the Agent’s or any Bank’s control, and (3) at any time an Event of Default exists, (a) to the extent the Collateral may be realized upon by collection, demand payment of all such Collateral from the obligors thereunder, enforce payment of such Collateral by legal proceedings or otherwise, and generally exercise all of the Borrower’s rights and remedies with respect to such Collateral, (b) settle, adjust, compromise, discharge or release any Collateral or any legal proceedings brought to collect any of the Collateral, (c) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Agent deems advisable, (d) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (e) prepare, file and sign the Borrower’s name to a proof of claim in bankruptcy or similar document against any Collateral obligor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (f) endorse the name of the Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of the Bank on account of the Obligations, (g) endorse the name of the Borrower upon any document of transfer or other document or agreement relating to any Collateral, (h) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral and to which the Borrower has access, and (i) do all other acts and things necessary, in the Agent’s sole determination, to fulfill the Borrower’s obligations under this Agreement.
     9.3 Reimbursement of Expenses. The Borrower agrees (a) to pay or reimburse the Agent on demand for its reasonable out-of-pocket costs and expenses (including without limitation, the reasonable fees and expenses of counsel to the Agent), in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder, (b) to pay or reimburse the Agent and the Banks for all reasonable out-of-pocket costs and expenses of such Persons (including reasonable counsels’ fees and expenses) in connection with the enforcement of this Agreement and any of the other Credit Documents, and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement, any of the Notes, or any of the other Credit Documents (except for any such tax imposed on or measured by the
Credit Agreement — Page 32

income of such Person), and (c) to pay or reimburse the Agent and the Banks for all reasonable out-of-pocket costs and expenses (including reasonable counsels’ fees and expenses) in connection with any litigation, contest dispute, suit, proceeding or action brought by a third party in any way relating to this Agreement, any of the other Credit Documents or the Borrower’s affairs (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, such Expenses shall be payable on demand.
     9.4 Indemnity. The Borrower agrees to indemnify, defend and hold harmless the Agent and the Banks and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Agent and/or the Banks from and against any and all damages, settlement amounts, expenses (including, without limitation, attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of the Borrower’s failure to observe, perform or discharge any of the Borrower’s duties under any of the Credit Documents or any misrepresentation made by or on behalf of the Borrower under any of the Credit Documents. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against the Agent and/or the Banks or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of the Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Substances. The Borrower further agrees to indemnify, defend and hold harmless the Agent and the Banks and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Agent and the Banks from and against any and all damages, settlement amounts, expenses (including, without limitation, attorneys’ fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to the Credit Agreement, any of the other Credit Documents or any of the transactions described in or contemplated by any of the foregoing, except to the extent such losses arise out of such indemnified party’s gross negligence or willful misconduct. All indemnities given by the Borrower to the Agent and/or the Banks under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the Loans and the termination of this Agreement.
     9.5 Entire Agreement; Modification of Agreement; Sale of Interest.
          (a) Entire Agreement. This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written.
          (b) Modifications. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Required Banks, and any provisions of this Agreement or the other Credit Documents may be waived by the Required Banks; provided, however, that, notwithstanding the foregoing, no amendment or waiver shall be effective, without first obtaining the written consent of all Banks, that (a) extends the due date of any principal, interest or fee payment in respect of the Loans; (b) changes the amount or duration of any Bank’s Commitment; (c) releases the Borrower, in whole or in part, from any obligation under the Credit Documents to pay any principal or interest under the Loans; (d) reduces the rate of interest or fees provided hereunder; or (e) changes the definition of “Required Banks” or amends the terms of this Section 9.5, or that otherwise has the effect of impairing any of the consent requirements contained in this Section 9.5 or in any other provision of this Agreement or the other Credit Documents where the consent of all the Banks or the Required Banks is required in connection with any matter.
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          (c) Assignment by Borrower. The Borrower may not directly or indirectly sell, assign or transfer any interest in or rights under this Agreement or any of the other Credit Documents.
          (d) Assignment by Banks.
     (i) Any Bank may assign all or any part of such Bank’s rights or obligations under this Agreement (including all or any part of its Commitment or the Loans owing to it, the Notes or any of the other Credit Documents); provided, however, that each assignment shall be subject to the following conditions: (1) the amount of the Commitment being assigned shall equal at least $5,000,000, (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations, (3) the assignor and the assignee Bank shall execute and deliver to the Agent an Assignment and Assumption, and (4) the assignor Bank shall pay to the Agent, for its own account and not for the pro-rata benefit of the Banks, an assignment fee of $3,500; provided further, unless an Event of Default is then in effect or the Termination Date has occurred, the Banks shall not have the right to make any such assignment without first obtaining the Agent’s and the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, no consent shall be required in connection with any assignment to another Bank or an affiliate of a Bank. For purposes of this Section 9.5, an affiliate of a Bank means any Person that directly, or indirectly through intermediaries, is controlled by, controls or is under common control with such Bank; for purposes of Section 9.5, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.
     (ii) Upon any assignment, as described in paragraph (i) above, (1) the assignee Bank thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and (2) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1(d), 3.17, 9.3 and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of its rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (e) of this Section 9.5.
     (iii) The Agent shall maintain at one of its offices in Minneapolis, Minnesota, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement absent any manifest error, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Agent, the Swingline Lender and any Bank, at any reasonable time and from time to time upon reasonable notice.
          (e) Participations. The Borrower expressly recognizes and agrees that the Banks may sell, without the consent of the Borrower, to other financial institutions participations in the Loans and other credit extensions incurred by the Borrower pursuant hereto; provided, however, that no Bank shall sell or otherwise transfer any participation interest in any Loans or any other rights or interests under
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any of the Credit Documents to any other Person (other than one or more affiliates of a Bank or another Bank) without first obtaining the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed); provided further, (i) no such sale or transfer (even if to an affiliate of a Bank or other Bank) shall relieve the selling Bank from any of its obligations under this Agreement and the other Credit Documents, and (ii) the Borrower shall continue to deal solely and directly with the selling Bank in connection with such Bank’s rights and obligations under this Agreement.
          (f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section 9.5 shall not apply to any such pledge or grant of a security interest; provided, however, that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     9.6 Indulgences Not Waivers. The Agent’s or any Bank’s failure, at any time or times on or after the Closing Date, to require strict performance by the Borrower of any provision of this Agreement or the other Credit Documents shall not waive, affect or diminish any right of the Agent or the Banks thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent and/or any Bank of a Default or an Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by the Agent and/or any Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Agent and directed and delivered to the Borrower.
     9.7 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     9.8 Successors and Assigns. This Agreement and the other Credit Documents, shall be binding upon and inure to the benefit of the successors and assigns of the Borrower, the Agent and the Banks. This provision, however, shall not be deemed to modify Section 9.5 hereof.
     9.9 General Waivers by Borrower. Except as otherwise expressly provided for in this Agreement, the Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent and the Banks on which the Borrower may in any way be liable and ratifies and confirms whatever the Agent and/or the Banks may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Agent to exercise of the Agent’s and/or the Banks’ remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this
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Agreement or any of the other Credit Documents and/or any of the Banks’ rights in respect of the Collateral. Subject to the following sentence, the Borrower also waives any right of set-off or similar right the Borrower may at any time have against the Agent or any Bank as a defense to the payment or performance of the Borrower’s Obligations. If the Borrower now or hereafter has any claim against the Agent or any Bank giving rise to any such right of set-off or similar right, the Borrower agrees not to assert such claim as a defense or right of set-off with respect to the Borrower’s obligations under the Credit Documents, and to instead assert any such claim, if the Borrower so elects to assert such claim, in a separate proceeding against the Agent or any Bank and not as a part of any proceeding or as a defense to any claim initiated by the Agent or any Bank to enforce any of the Agent’s or any Bank’s rights under any of the Credit Documents.
     9.10 Execution in Counterparts; Facsimile Signatures. This Agreement and the other Credit Documents may be executed in any number of counterparts and by different parties thereto, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to any of the Credit Documents sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.
     9.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     9.12 USA Patriot Act Notice. The Agent notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent to identify the Borrower in accordance with the Act. The Borrower agrees to provide such information and take such other action as the Agent may request from time to time to enable the Agent and the Banks to comply with the provisions of the Act with respect to the transactions described in the Credit Documents.
     9.13 Governing Law; Consent to Forum. This Agreement shall be governed by the laws of the State of Kansas without giving effect to any choice of law rules thereof. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state court located in Johnson County, Kansas or any federal court located in Wyandotte County, Kansas (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrower at the address stated pursuant to Section 9.1 hereof and service so made shall be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Agent or the Banks (except by way of a defense or counterclaim in a proceeding initiated by the Agent or any Bank) any claim or other assertion of liability relating to any of the Credit Documents, the Obligations or Bank’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum. Nothing in this Agreement shall affect the Agent’s or any Bank’s right to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in courts of other jurisdictions.
     9.14 Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Agent and the Banks, the Borrower waives any right to trial by jury (which the Agent and each Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Credit Documents, the Borrower’s
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obligations under the Credit Documents or the Agent’s or the Banks’ actions or inactions in respect of any of the foregoing. To the fullest extent permitted by law, and as separately bargained-for consideration to the Agent and the Banks, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Agent or any Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges that the Agent and the Banks are relying upon and would not enter into the transactions described in the Credit Documents on the terms and conditions set forth therein but for the Borrower’s waivers and agreements under this Section.
     9.15 Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Notes or any of the other Credit Documents, the terms and provisions of this Agreement shall prevail and control.
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     9.16 K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE CREDITORS AND THE DEBTOR AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE CREDITORS AND DEBTOR.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL CREDIT AGREEMENT:
NONE.
     The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten credit agreement exists between the parties:
Creditor:
Debtor:
[signature page(s) to follow]
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year first above written.

TORTOISE GAS AND OIL CORPORATION

By:
Name:
Title:
Address for Notices:
Tortoise Gas and Oil Corporation
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
Attn.: Terry Matlack
Fax No.: 913-981-1021
with a copy (which shall not constitute notice) to:
Blackwell Sanders LLP
4801 Main Street
Suite 1000
Kansas City, Missouri 64112
Attn.: Scott H. Thompson, Esq.
Fax No.: 816-983-8080
U.S. BANK NATIONAL ASSOCIATION,
as Agent, Swingline Lender, Lead Arranger and a Bank

By:
Name: Colleen S. Hayes
Title: Assistant Vice President
Address for Notices:
U.S. Bank National Association
9900 West 87th Street
Overland Park, Kansas 66212
Attn.: Colleen Hayes
Fax No.: 913-652-5111
Credit Agreement — Signature Page

with a copy (which shall not constitute notice) to:
Shook, Hardy & Bacon L.L.P.
2555 Grand Blvd.
Kansas City, Missouri 64108
Attn.: Sandra L. Hawley, Esq.
Fax No.: 816-421-5547
Credit Agreement — Signature Page

EXHIBIT A
(Banks and Commitments)

	Revolving
	Credit Loan	Swingline Loan
	Commitment	Commitment	Bank’s Total	Bank’s Pro-Rata
Bank	Amount	Amount*	Commitment Amount	Percentage
U.S. Bank National Association	$25,000,000	$5,000,000	$25,000,000	1.000000000000
TOTALS:	$25,000,000	$5,000,000	$25,000,000	1.000000000000

*	As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.
Credit Agreement — Exhibit A

EXHIBIT B
[Form of Revolving Credit Note]
REVOLVING CREDIT NOTE

$	October 31, 2007
     For value received, the undersigned, TORTOISE GAS AND OIL CORPORATION, a Maryland corporation (the “Borrower”), hereby promises to pay to the order of                                         , a                                          (the “Bank”; which term shall include any subsequent holder hereof), at such place as may be expressly provided for in the Credit Agreement referred to below, the principal sum of                                          and 00/100 Dollars ($                                         ) or, such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Bank to the Borrower under the Credit Agreement, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds, on the Termination Date, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the date provided in the Credit Agreement.
     This Revolving Credit Note (the “Note”) is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of October 31, 2007, among the Borrower, the Banks named therein (including the Bank) and U.S. Bank National Association, as Agent, Swingline Lender and Lead Arranger (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”), and evidences Revolving Credit Loans made by the Bank under its Revolving Credit Loan Commitment thereunder. To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.
     Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement. The Borrower’s right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.
     The Credit Agreement (the terms of which are hereby incorporated by reference) provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.
     Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower and any and all sureties, guarantors and endorsers of this Note and all other parties hereafter liable hereon waive grace, presentment, demand, protest, notice of dishonor, any and all other notices (including, but not limited to, notice of protest, notice of intention to accelerate and notice of acceleration), diligence in collecting and bringing suit against any party hereto, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consent to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.
Credit Agreement — Exhibit B

     This Note shall be governed by the laws of the State of Kansas, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.
     IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

TORTOISE GAS AND OIL CORPORATION
By:
Name:
Title:

Credit Agreement — Exhibit B

EXHIBIT C
[Form of Swingline Note]
SWINGLINE NOTE

$5,000,000	October 31, 2007
     For value received, the undersigned, TORTOISE GAS AND OIL CORPORATION, a Maryland corporation (the “Borrower”) hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Swingline Lender”), at such place as may be expressly provided for in the Credit Agreement referred to below, the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America, and in immediately available funds, on the Termination Date, or such earlier date as provided in the Credit Agreement, referred to below, and to pay interest on the unpaid principal amount of each Swingline Loan, at such office, in like money and funds, for the period commencing on the date of each Swingline Loan until such Swingline Loan shall be paid in full, at rates per annum and on the dates provided in the Credit Agreement.
     This Swingline Note (the “Note”) is the Swingline Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of October 31, 2007, among the Borrower, the Banks named therein (including the Bank) and U.S. Bank National Association, as Agent, Swingline Lender and Lead Arranger, (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”), and evidences Swingline Loans made by the Swingline Lender under its Swingline Loan Commitment thereunder. To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.
          Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this Note shall be payable as provided in the Credit Agreement. The Borrower’s right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.
     The Credit Agreement (the terms of which are hereby incorporated by reference) provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.
     Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower and any and all sureties, guarantors and endorsers of this Note and all other parties hereafter liable hereon waive grace, presentment, demand, protest, notice of dishonor, any and all other notices (including, but not limited to, notice of protest, notice of intention to accelerate and notice of acceleration), diligence in collecting and bringing suit against any party hereto, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consent to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Swingline Lender from time to time in respect of the time of payment or any other provision of this Note.
Credit Agreement — Exhibit C

     This Note shall be governed by the laws of the State of Kansas, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.
     IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

TORTOISE GAS AND OIL CORPORATION
By:
Name:
Title:

Credit Agreement — Exhibit C

EXHIBIT D
[Form of Borrowing Base Certificate]
BORROWING BASE CERTIFICATE
     This Borrowing Base Certificate (“Certificate”) is delivered pursuant to Section 3.7(a) of the Credit Agreement (the “Credit Agreement”), dated as of October 31, 2007, among Tortoise Gas and Oil Corporation, a Maryland corporation (the “Borrower”); certain lenders (the “Banks”); U.S. Bank National Association, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”); and U.S. Bank National Association, a national banking association, as agent for the Banks hereunder (in such capacity, the “Agent”); and U.S. Bank National Association, a national banking association, as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Credit Agreement.
     The undersigned hereby certifies that he or she is an authorized signor of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower and, certifies to the Agent that:
     1. Borrowing Base Calculation. The Borrowing Base for the Borrower, as of ___ ___, 20___, is as follows:

A. After giving effect to any Requested Advance, total value of assets minus all liabilities and indebtedness not represented by “senior securities” (as such term is used in the 1940 Act) (the Borrower’s “Total Asset Value”).
$

B. 33-1/3% of Total Asset Value (the “Borrowing Base”)	$

     2. Calculation of Borrowing Base Availability. The Borrower’s Borrowing Base Availability, as of                      ___, 20___, is as follows:

A. Revolving Credit Loan Commitments	$

B. Current Outstanding Balances on Revolving Credit Loans and Swingline Loans	$

C. Current Outstanding Balances on other “senior securities representing indebtedness” (as such term is used in the 1940 Act), if any	$

D. Borrowing Base Availability (lesser of (i) line 1B minus line 2B and line 2C or (ii) line 2A minus line 2B)		$

E. Requested Advance (if any)	$

Credit Agreement — Exhibit D

     3. Compliance with Liquidity Requirement. As of                                         , 20___, the Borrower has $                     in cash, cash equivalents or unrestricted investments of publicly traded companies held in the Securities Account, such that the Borrower is in absolute compliance with Section 6.1(m) of this Agreement.
     4. Compliance with 1940 Act. As of                     , 20___, the Borrower is in material compliance with the 1940 Act, including but not limited to, all leverage regulations specified in the 1940 Act. As of the date hereof, the Borrower’s applicable “Asset Coverage,” determined as required by Section 18(f)(1) of the 1940 Act, for the following is:

(i) Senior Securities Representing Indebtedness (as used in the 1940 Act)	%

(ii) Senior Securities (as used in the 1940 Act) that are Stock	%
     5. Reliance. This Certificate is delivered to the Agent for its benefit and the benefit of the Banks, the Swingline Lender and the Lead Arranger and may be conclusively relied upon by all such Persons.
     IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower as of the date first above written.

TORTOISE GAS AND OIL CORPORATION
By:
Name:
Title:

Credit Agreement — Exhibit D

EXHIBIT E
[Form of Assignment and Assumption]
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement is made as of                      ___, 20___, by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Reference is made to the Credit Agreement, dated as of October 31, 2007, among Tortoise Gas and Oil Corporation; U.S. Bank National Association, as Agent, Lead Arranger, Swingline Lender and a Bank;                     , as a Bank; and the other Banks party thereto, as amended or otherwise modified from time to time in accordance with its terms (the “Credit Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.
     The Assignor and Assignee hereby agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interests specified in Item 1 of Annex I hereto (the “Assigned Share”) of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 1 of Annex I hereto, including, without limitation, all rights and obligations with respect to the Assigned Share of the Revolving Credit Loans. After giving effect to such sale and assignment, the amount of the Assignee’s Revolving Credit Loan Commitment will be as set forth in Item 1(a) of Annex I hereto.
     2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of Borrower’s obligations under the Credit Agreement or the other Credit Documents to which it is a party or any other instrument or document furnished pursuant thereto.
     3. The Assignee (a) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Agent, the Lead Arranger, the Swingline Lender, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with the terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.
Credit Agreement — Exhibit E

     4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and receipt by the Agent of the $3,500 assignment fee referred to in Section 9.5(d) of the Credit Agreement, or such later date, if any, which may be specified in Item 2 of Annex I hereto (the “Settlement Date”).
     5. Upon the delivery of a fully executed original hereof to the Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents, including, without limitation, the obligation to make Revolving Credit Loans, (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents, and (c) the Agent shall maintain at one of the Agent’s offices in Minneapolis, Minnesota a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and each Bank pursuant to the terms hereof from time to time (the “Register”), and the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded on the Register pursuant to the terms of the Credit Agreement as a Bank under the Credit Agreement.
     6. It is agreed that the Assignee shall be entitled to all interest on the Assigned Share of the Revolving Credit Loans. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments, if any, in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.
     7. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with the laws of the same law that governs the Credit Agreement.
[signature page to follow]
Credit Agreement — Exhibit E

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee
By:
Name:
Title:

Credit Agreement — Exhibit E

Consent to Assignment and Assumption
     Pursuant to Section 9.5 of the Credit Agreement, the undersigned, as the Borrower and the Agent under the Credit Agreement, hereby consent to the Assignment and Assumption referred to above and the other agreements and provisions set forth above (the “Consent”). The undersigned further agree to execute and deliver such documents and take such other action as Assignor or Assignee may reasonably request from time to time to further evidence the foregoing Assignment and Assumption and other agreements and provisions. Further, as a material inducement to Assignor to transfer, and to Assignee to acquire, such right, title and interest in the Loans and other extensions of credit, as provided in the above Assignment and Assumption and as evidenced by the Credit Agreement and the other Credit Documents referred to therein (all such documents being collectively referred to herein as the “Transaction Documents”), the Borrower represents and warrants to Assignor and Assignee that there is no Event of Default then in effect and the Termination Date has not occurred. Capitalized terms used and not defined in this Consent have the meanings given to such terms in the Assignment and Assumption above or in the Credit Agreement, as the case may be. This Consent shall be governed by the same law that governs the Credit Agreement. This Consent may be validly executed and delivered by fax or other electronic transmission and in multiple counterparts by different parties hereto.

TORTOISE GAS AND OIL CORPORATION the Borrower
By:
Name:
Title:

[NAME OF AGENT], as Agent
By:
Name:
Title:

Credit Agreement — Exhibit E